Exhibit 23.1

When the transaction referred to under the heading “Reverse Stock Split” in note 14 of the Notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

San Francisco, California

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kezar Life Sciences, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

San Francisco, California

March 16, 2018, except as to note 14, which is as of                     , 2018